Exhibit 3.33
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

form must be typed	Restated Articles of Organization	form must be typed
(General Laws Chapter 156D, Section 10.07, 950 CMR 113.35)
(1)	Exact name of corporation: STANPAK Systems, Inc.

(2)	Registered office address: 93 Overbrook Rd., Longmeadow, MA 01106
(number, street, city or town, state, zip code)
(3)	Date adopted: September 13, 2005
(month, day, year)
(4)	Approved by:

(check appropriate box)
☑ the directors without shareholder approval and shareholder approval was not required;
       OR
☐ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.
(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*
ARTICLE I
The exact name of the corporation is:
STANPAK Systems, Inc.
ARTICLE II
Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**
N/A
*Changes to Article VIII must be filing a statement of change of supplemental information form.
**Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III
State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common	300
ARTICLE IV
Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.
N/A
ARTICLE V
The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:
None.
ARTICLE VI
Other lawful provisions, and if there are no such provisions, this article may be left blank.
Note : The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.
*G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII
The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:
Specify the number(s) of the article(s) being amended: II and V

Signed by:	/s/ [ILLEGIBLE]

(signature of authorized individual)
     ☐ Chairman of the board of directors,
     ☐ President,
     ☑ Other officer,
     ☐ Court-appointed fiduciary,
on this 13th day of September                     , 2005.

THE COMMONWEALTH OF MASSACHUSETTS
I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:
September 13, 2005 5:40 PM
WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth